Exhibit 10.01
INTUIT INC.
THIRD AMENDED AND RESTATED
MANAGEMENT STOCK PURCHASE PROGRAM

1.ESTABLISHMENT OF PROGRAM; PURPOSE. The Intuit Inc. Management Stock Purchase Program (the “MSPP”) was initially adopted by the Compensation and Organizational Development Committee of the Board on October 24, 2006 and was amended and restated on October 23, 2007. This second amendment and restatement of the MSPP was adopted by the Compensation and Organizational Development Committee of the Board on January 19, 2012. The MSPP is intended to provide encouragement and assistance to certain key employees of the Company in meeting the Company’s stock ownership guidelines by providing for the opportunity to purchase and receive awards of Restricted Stock Units under Sections 7 and 8 of the Intuit Inc. 2005 Equity Incentive Plan, as amended (the “Plan”). The MSPP is intended to be a part of the Plan. All capitalized terms in the MSPP that are not defined herein shall have the meanings given to them in the Plan. The MSPP is not meant to interpret, extend, or change the Plan in any way, or to represent the full terms of the Plan. If there is any discrepancy, conflict or omission between the MSPP and the provisions of the Plan, the provisions of the Plan shall apply.
2.TAX COMPLIANCE. The MSPP is intended to comply with Section 409A of the Code and any regulatory or other guidance issued under such section. It is the Company’s intention that any terms of the MSPP (and any Restricted Stock Units issued pursuant to the MSPP) that conflict with the final regulations issued under Section 409A of the Code or other future guidance shall be null and void and that any terms that are missing from the MSPP which such regulations and/or other guidance would require the MSPP to contain in order to comply with the requirements of Section 409A of the Code shall be incorporated into the MSPP.
3.ELIGIBILITY AND PARTICIPATION.
3.1Eligibility. An employee of the Company shall be eligible to participate in the MSPP if the employee is a member of a select group of management or highly compensated employees within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is named by the Committee or the Company’s Chief Executive Officer to be a participant in the MSPP (each such employee who elects to defer bonus compensation pursuant to the MSPP is referred to herein a “Participant”). For the avoidance of doubt, the Company’s Chief Executive Officer shall be permitted to participate in the MSPP. To be considered for participation in a year, the Participant must have projected annualized base salary and target incentive compensation equal to at least $145,000 and be employed either inside or outside the U.S., at a position at the director level or above. Notwithstanding the foregoing, an employee who has participated in the MSPP as a director whose position has been reduced to below that of director may be eligible to participate in the MSPP for the year in which such reduction occurs provided he continues to have projected base salary and target incentive compensation equal to at least $145,000.
3.2Participation. An eligible employee may elect to participate in the MSPP with respect to any calendar year by submitting a participation agreement (in the form determined by the Company (a “Participation Agreement”) to the Company, prior to the date established by the Company, in the immediately preceding calendar year.
3.3Partial Year Participation. In the event that an employee first becomes eligible to participate during a calendar year, a Participation Agreement must be submitted to the Company no later than thirty (30) days following the employee first becoming eligible to participate in the MSPP. Such Participation Agreement shall be effective only with regard to bonus compensation for services to be performed subsequent to the receipt of the Participation Agreement by the Company.
4.RESTRICTED STOCK UNIT AWARDS
4.1Bonus Deferral Commitment. A Participant may elect to defer from 5% to 15% of his or her annual bonus compensation (in increments of 1%), paid under any annual incentive plan, including without limitation the Company’s Performance Incentive Plan, Senior Executive Incentive Plan, and effective as of August 1, 2010, the Company’s annual sales incentive compensation plans (collectively, “Bonus Compensation”), in the Participation Agreement (any amount so elected to be deferred pursuant to the MSPP is referred to herein as a “Bonus Deferral Commitment”). Deferrals of Bonus Compensation under the MSPP are intended to conform to the requirements of Section 409A of the Code. The amount to be deferred shall be stated as a percentage of any Bonus Compensation payable during the calendar year with respect to which the deferral applies (the “Deferral Period”) from any Bonus Compensation payable during the Deferral Period, or in such other form as allowed by the Committee consistent with the requirements of Section 409A of the Code. Each Bonus Deferral Commitment shall be obtained by a Participant in a time and manner that complies with Section 409A of the Code and any regulatory or other guidance issued thereunder.
4.2Awards of Restricted Stock Units.

(a)
Purchased Restricted Stock Units. On the date that amounts subject to a Bonus Deferral Commitment hereunder would otherwise become payable (the “Purchase Date”), the Company shall withhold such payment and instead award to the Participant on the Purchase Date pursuant to Sections 7 and 8 of the Plan Restricted Stock Units (“Purchased RSUs”) covering a number of Shares having an aggregate Fair Market Value on the Purchase Date equal to the amount of the Bonus Compensation elected to be deferred (rounded down to the nearest whole Share).

(b)
Matching Restricted Stock Units. In addition to the Purchased RSUs and subject to the limitations set forth in Section 4.3(c) of this MSPP, on the Purchase Date, the Company shall also award to the Participant pursuant to the Plan Restricted Stock Units (“Matching RSUs”) covering a number of Shares equal to the number of Shares subject to the Purchased RSUs awarded to the Participant on the Purchase Date pursuant to Section 4.2(a) of this MSPP.

(c)	Vesting. Unless otherwise provided for in the terms of an Award Agreement, all Purchased RSUs shall be fully vested as of the applicable Purchase Date.

Matching RSUs shall vest as described in the applicable Award Agreement. All other terms and conditions of the Purchased RSUs and the Matching RSUs shall be set forth either in an applicable Award Agreement or in the Plan.

(d)
Employment Required. Notwithstanding anything herein to the contrary, a Participant must be employed by the Company on the Purchase Date in order to receive an award of Restricted Stock Units under the MSPP.

4.3Limitations on Bonus Deferral Commitments and Restricted Stock Unit Awards. The following limitations shall apply to Bonus Deferral Commitments:

(a)
Minimum and Maximum Deferral. The deferral amount for a Bonus Deferral Commitment must be between five percent (5%) and fifteen percent (15%) of any such Bonus Compensation to be paid or payable during the Deferral Period.

(b)
Maximum Match. In addition to the limit set forth in Section 4.3(b) above, the maximum number of Shares that may be subject to Matching RSUs that may be issued to a Participant in respect of Purchased RSUs purchased in any one calendar year shall be as follows (in each case, based on the Participant’s position on the applicable Purchase Date):

(1)	if the Participant is employed on the Purchase Date at the Director level, 300 Shares;

(2)	if the Participant is employed on the Purchase Date at the Vice President level, 750 Shares;

(3)	if the Participant is employed on the Purchase Date at the Senior Vice President level or above (other than the Company’s Chief Executive Officer), 1,500 Shares; and

(4)	if the Participant is employed on the Purchase Date as the Company’s Chief Executive Officer, 3,000 Shares; and

(c)
Changes in Limits. The Committee may amend the MSPP to change the maximum limits set forth in this Section 4.3 (or implement new minimum or maximum limits) from time to time by giving written notice to all Participants. No such change may affect a Bonus Deferral Commitment made prior to the Committee’s action unless otherwise required by law.

4.4Modification of Bonus Deferral Commitment. A Bonus Deferral Commitment shall be irrevocable except that the Committee shall permit a Participant to reduce the amount to be deferred, or waive the remainder of the Bonus Deferral Commitment upon a finding that the Participant has suffered an Unforeseeable Emergency (as defined under the Company’s Executive Deferred Compensation Plan, as amended from time to time). If the Committee grants the application, the Participant will not be allowed to enter into a new Bonus Deferral Commitment for the remainder of the Deferral Period in which the reduction or waiver of the Bonus Deferral Commitment occurs and the following Deferral Period. Any resumption of the Participant’s deferrals under this Plan shall be made only at the election of the Participant in accordance with this Section 4.
5.RIGHTS OF PARTICIPANTS.

5.1Contractual Obligation. The MSPP shall create an unfunded, unsecured contractual obligation on the part of the Company to make payments due under Restricted Stock Units.
5.2Unsecured Interest. No Participant or party claiming an interest in benefits of a Participant hereunder shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive payments under the MSPP, such right shall be equivalent to that of an unsecured general creditor of the Company. Each Participant, by participating hereunder, agrees to waive any priority creditor status with respect to any amounts due hereunder. The Company shall have no duty to set aside or invest any amounts credited to Restricted Stock Unit awards under the MSPP.
6.AMENDMENTS AND TERMINATION. The Company reserves the right to amend, modify, or terminate the MSPP (in whole or in part) at any time by action of the Board or the Committee, with or without prior notice. Except as described below in this Section 6, no such amendment or termination shall in any material manner adversely affect any Participant’s rights to any amounts already deferred or credited hereunder or deemed earnings thereon, up to the point of amendment or termination, without the consent of the Participant. Subject to the above provisions, the Board shall have broad authority to amend the MSPP to take into account changes in applicable law, including but not limited to securities and tax laws and accounting rules.
7.CLAIMS PROCEDURE.
7.1Claim. The Committee shall establish rules and procedures to be followed by Participants and their beneficiaries in (a) filing claims for benefits, and (b) for furnishing and verifying proof necessary to establish the right to benefits in accordance with the MSPP, consistent with the remainder of this Section 7. Such rules and procedures shall require that claims and proof be made in writing and directed to the Committee.
7.2Review of Claim. The Committee or its designee shall review all claims for benefits. Upon receipt by the Committee of such a claim, it shall determine all facts which are necessary to establish the right of the claimant to benefits under the provisions of the MSPP and the amount thereof as herein provided within ninety (90) days of receipt of such claim. If prior to the expiration of the initial ninety (90) day period, the Committee determines additional time is needed to come to a determination on the claim, the Committee shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of one hundred eighty (180) days from the date the application was received.
7.3Notice of Denial of Claim. In the event that any Participant, beneficiary or other claimant claims to be entitled to a benefit under the MSPP, and the Committee determines that such claim should be denied, in whole or in part, the Committee shall, in writing, notify such claimant that the claim has been denied, in whole or in part, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by such claimant, shall refer to the specific sections of the MSPP relied on, shall describe any additional material or information necessary for the claimant to perfect the claim, shall provide an explanation of why such material or information is necessary, and, where appropriate, shall include an explanation of how the claimant can obtain reconsideration of such denial.
7.4Reconsideration of Denied Claim.

(a)
Within sixty (60) days after receipt of the notice of the denial of a claim, such claimant or duly authorized representative may request, by mailing or delivery of such written notice to the Committee, a reconsideration by the Committee of the decision denying the claim. If the claimant or duly authorized representative fails to request such a reconsideration within such sixty (60) day period, it shall be conclusively determined for all purposes of the MSPP that the denial of such claim by the Committee is correct. If such claimant or duly authorized representative requests a reconsideration within such sixty (60) day period, the claimant or duly authorized representative shall have thirty (30) days after filing a request for reconsideration to submit additional written material in support of the claim, review pertinent documents, and submit issues and comments in writing.

(b)
After such reconsideration request, the Committee shall determine within sixty (60) days of receipt of the claimant’s request for reconsideration whether such denial of the claim was correct and shall notify such claimant in writing of its determination. The written notice of the Committee’s decision shall be in writing and shall include specific reasons for the decision, shall be written in a manner reasonably calculated to be understood by the claimant, and shall identify specific references to the pertinent Plan provisions on which the decision is based. In the event of special circumstances determined by the Committee, the time for the Committee to make a decision may be extended by an additional sixty (60) days upon written notice to the claimant prior to the commencement of the extension.

7.5Employer to Supply Information. To enable the Committee to perform its duties, the Company shall supply full and timely information to the Committee of all matters relating to the retirement, Disability, death, or other cause for termination of employment of all Participants, and such other pertinent facts as the Committee may require.